Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2022, by and among AMMO, Inc., a Delaware corporation (the “Company”) and Steven F. Urvan and Susan T. Lokey (collectively with each of their respective Affiliates and Associates, the “Urvan Group”). The Company and each of the members of the Urvan Group are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein shall have the meanings set forth in Section 16 of this Agreement.

1. Board Composition and Related Matters.

(a) Concurrently with and effective upon the execution of this Agreement, the Urvan Group shall irrevocably withdraw (i) the notice of stockholder nomination, submitted to the Company on August 25, 2022 (the “Notice”) and (ii) the demand to inspect books and records, pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “DGCL”), submitted to the Company on August 31, 2022.

(b) Effective immediately upon the execution of this Agreement, the Board of Directors (the “Board”) of the Company shall increase the size of the Board to nine (9) directors and appoint Wayne Walker and Christos Tsentas (the “New Directors” and, together with Steven Urvan, the “Urvan Group Directors”) to the Board. Until the Termination Date (as defined below), the Board shall not increase the size of the Board above nine (9) directors unless such increase has been approved by at least seven (7) directors.

(c) The Company shall convene the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) no later than December 15, 2022. The Company shall include the Urvan Group Directors in its director slate for the 2022 Annual Meeting and for any subsequent annual meeting of stockholders of the Company occurring prior to the Termination Date, and recommend the election of the Urvan Group Directors to the stockholders of the Company and solicit proxies for the election of the Urvan Group Directors at the 2022 Annual Meeting and for any subsequent annual meeting of stockholders of the Company occurring prior to the Termination Date.

(d) The Board shall immediately form, and publicly announce the formation of, a new committee of the Board, consisting of four (4) directors, which shall be charged with planning the succession for the Chief Executive Officer of the Company (“CEO”) with the assistance of a nationally recognized search firm (such committee, the “CEO Succession Committee”). Concurrently with the New Directors’ appointment to the Board, the Board shall appoint one of the New Directors (to be chosen by the Urvan Group) and Mr. Urvan to the CEO Succession Committee along with two directors who are not Urvan Group Directors or the CEO. The chair of the CEO Succession Committee shall be a director who is not an Urvan Group Director.

(e) Upon the CEO Succession Committee’s selection of a new CEO candidate, and subject to the Board’s fiduciary duties under applicable law, (i) the Board shall promptly appoint such individual as the new CEO and (ii) one incumbent director who is not an Urvan Group Director shall resign from the Board to create a vacancy for the new CEO’s immediate appointment to the Board as a director upon his appointment as the new CEO.

(f) Until the Termination Date, and subject to Nasdaq Stock Exchange (the “Nasdaq”) rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to promptly appoint each New Director to at least one (1) standing committee of the Board. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give each of the Urvan Group Directors the same due consideration for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.

(g) The Urvan Group agrees that the Board or any committee thereof, in the exercise of its fiduciary duties, may recuse Mr. Urvan from any portion of a Board or committee meeting, and restrict access to information of the Company, to the extent relating to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any action taken in respect of or in response to actions taken or proposed by the Urvan Group or its Affiliates, in each case, with respect to the Company or its Affiliates (including any threat to take any of the actions prohibited in Sections 4(a) through 4(l)), or (iii) any proposed transaction between the Company or any of its Affiliates and the Urvan Group or any of its Affiliates. For the avoidance of doubt, the Urvan Group acknowledges and agrees that: (i) consistent with their fiduciary duties as a director of the Company, each of the Urvan Group Directors is obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between such Urvan Group Director, on the one hand, and the Company, on the other hand; and (ii) the Board may restrict such Urvan Group Director’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

(h) The Urvan Group agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between the Urvan Group and the New Directors providing for any compensation, reimbursement of expenses or indemnification of the New Directors in connection with the New Directors’ service on the Board.

(i) The Urvan Group acknowledges and agrees that Mr. Urvan shall immediately tender his resignation from the Board (it being understood that the Board shall have the right to decline to accept such resignation) if Mr. Urvan’s and his Affiliates’ aggregate Net Long Position falls below the lesser of 10% of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and 11,729,976 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and recapitalizations) (the “Ownership Minimum Requirement”). Concurrently with the execution and delivery of this Agreement, Mr. Urvan shall execute and deliver an irrevocable resignation letter in the form attached hereto as Exhibit A. Notwithstanding any other agreements between the Company and Mr. Urvan previously entered into, following the effectiveness of resignation of Mr. Urvan pursuant to this Section 1(i), the Company would have no obligation thereafter to nominate Mr. Urvan for election to the Board at any meeting of stockholders.

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(j) Until the Termination Date and as long as Mr. Urvan’s Net Long Position remains at or above the Ownership Minimum Requirement, in the event any Urvan Group Director ceases to be a director or is no longer able to serve as a director of the Company for any reason, Mr. Urvan shall be entitled to designate a candidate for replacement for such Urvan Group Director (such replacement, a “Replacement Director”), subject to the prompt approval of the Board (which approval shall not be unreasonably withheld; provided, however, that if the Board does not approve such Replacement Director to the Board pursuant to this Section 1(j), the parties shall continue to follow the procedures of this Section 1(j) until a Replacement Director is appointed to the Board, provided, further, that there shall be no more than one New Director who is an Affiliate of the Urvan Group). Upon a Replacement Director’s prompt appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to promptly appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal or, if the Board or the applicable committee of the Board determines that the Replacement Director does not satisfy the requirements of Nasdaq and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. Until such time as any Replacement Director is appointed to any applicable committee, the other New Director shall be permitted to serve as an interim member of such applicable committee, unless such New Director is already serving as a member of such committee or the Board or the applicable committee of the Board determines that such New Director does not satisfy the requirements of the Nasdaq and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith). Any Replacement Director shall qualify as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company. It is understood that a Replacement Director appointed to the Board as a replacement for an Urvan Group Director shall be considered an Urvan Group Director, for purposes of this Agreement.

(k) The Urvan Group hereby acknowledges that prior to the execution of the Agreement, and as a condition of the New Directors’ appointment to the Board, each of the New Directors has (i) provided the Company with (A) a completed director questionnaire in the form provided by the Company and as completed by the current directors, (B) an executed consent to be named as a nominee in the Company’s proxy statement for the 2022 Annual Meeting, (C) an agreement, which has also been executed by all the current directors serving on the Board prior to the execution of this Agreement, to abide by the terms of the Certificate of Incorporation, the Bylaws, committee charters, corporate governance guidelines and similar governance documents applicable to the current directors (collectively, the “Governance Documents”), and (D) such other information required by the Governance Documents or as has been reasonably requested by the Company that is required of all other non-management directors of the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations; and (ii) taken all necessary action to not be “overboarded” under the applicable policies of ISS and Glass Lewis as a result of his or her election to the Board (“Overboarded”), provided that each of the current directors serving on the Board prior to the execution of this Agreement has likewise taken such necessary actions to not be Overboarded.

2. Other Matters.

(a) Spin-Off. The Company shall suspend the previously announced separation of the Company into Action Outdoor Sports, Inc. and Outdoor Online, Inc. pending the further evaluation of strategic options by the Board. The announcement of such suspension shall be disclosed in the Press Release (as defined below).

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(b) Other Business Relationships. Other than with respect to that certain Services Agreement between S&T Logistics, LLC and Bitrail, LLC, dated as of May 3, 2019 (the “Bitrail Contract”), the Urvan Group and the Company each hereby covenant to use their reasonable best efforts to work together to identify and terminate any remaining related party contracts, agreements, arrangements, or shared services between the Company and its subsidiaries, including but not limited to Speedlight Group I, LLC d/b/a GunBroker.com, on the one hand, and any entities under the direct or indirect ownership and/or control of the Urvan Group or its Affiliates, on the other hand. For the avoidance of doubt, the Company reserves all rights to terminate the Bitrail Contract in accordance with the terms of such contract.

(c) Employee Matters. Effective upon the execution of this Agreement:

(i) The Company shall cause each of Chris Larson’s and John Flynn’s existing employment and/or consulting agreements to be terminated “without cause.” Notwithstanding the foregoing, (A) Mr. Larson shall be permitted to continue to serve as a consultant to the Company for a period of up to six months following the execution of this Agreement, to the extent his continued services are reasonably required or advisable for the completion of any ongoing projects involving the Company and (B) Mr. Flynn shall be permitted to continue to serve as a consultant to the Company with his scope of responsibilities from time to time subject to the approval of the Board; and

(ii) Each of Mr. Urvan and Ms. Lokey shall execute and deliver an irrevocable letter of resignation from their respective positions of employment with the Company in the form attached hereto as Exhibit B, to be effective upon the later of (A) the conclusion of the 2022 Annual Meeting and (B) December 31, 2022. The Company agrees to disclose in the Press Release the end of the investigation into Ms. Lokey and Mr. Urvan previously announced September 6, 2022.

(d) Registration of Shares. The Company shall take all actions reasonably necessary to promptly register all remaining unregistered shares of Common Stock held by the Urvan Group, to the extent permissible under applicable law.

3. Voting Commitment. Until the Termination Date, the Urvan Group shall, or shall cause its Representatives to, appear in person or by proxy at any Stockholder Meeting and to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power (and shall, upon receiving at least 10 calendar days’ advance notice of the record date, call back from loan any such shares in time prior to the applicable record date to ensure such shares can be voted at such Stockholder Meeting) in accordance with the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to stockholders; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than a Director Proposal), the Urvan Group shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further that the Urvan Group shall be permitted to vote in its sole discretion with respect to any Extraordinary Transaction. Upon the Company’s written request, the Urvan Group shall provide the Company with written confirmation and evidence of its compliance with this Section 3 no later than two (2) Business Days prior to the applicable Stockholder Meeting.

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4. Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement (including Section 11(a)), without the prior written consent of the Board, the Urvan Group shall not, and shall cause its Affiliates, not to, directly or indirectly, in whole or in part (in each case, except as expressly permitted by this Agreement):

(a) (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of (x) any director awards or grants or (y) stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, 18.5% or more of the then-outstanding shares of Common Stock in the aggregate (subject to adjustment for stock splits, reclassifications, combinations, and recapitalizations) (the “Ownership Cap”); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board; or (ii) sell its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Urvan Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time, or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b) (i) other than pursuant to Section 1 of this Agreement, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; in each case other than in a manner consistent with the Board’s recommendation in connection with such matter; provided, however, that nothing in this Agreement shall prevent the Urvan Group or its Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2023 Annual Meeting (as defined below) or the 2024 Annual Meeting (as defined below), as applicable, so long as such actions do not create a public disclosure obligation for the Urvan Group or the Company and are undertaken on a basis reasonably expected to be confidential;

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(c) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than a group that (i) is solely among the members of the Urvan Group or (ii) is an Affiliate of the Urvan Group and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such group or agreement would not result in the Urvan Group exceeding the Ownership Cap);

(d) deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than (i) customary brokerage accounts, margin accounts and prime brokerage accounts, or (ii) any such voting trust, arrangement, or agreement that (A) is solely among the Urvan Group, (B) is with an Affiliate of the Urvan Group and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such voting trust, arrangement, or agreement would not result in the Urvan Group exceeding the Ownership Cap; or (C) relates to the Merger Transaction Agreements);

(e) seek publicly, alone or in concert with others, to amend any provision of the Certificate of Incorporation or the Bylaws;

(f) demand an inspection of the Company’s books and records pursuant to Section 220(b) of the DGCL;

(g) make any public proposal with respect to or make any public statement or otherwise knowingly seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, staffing, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case other than pursuant to Section 1);

(h) knowingly initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

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(j) enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or knowingly advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k) publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l) take any action challenging the validity or enforceability of this Section 4 unless the Company is challenging the validity or enforceability of this Section 4;

provided, however, that the restrictions in this Section 4 shall not prevent the Urvan Group or its Affiliates from (i) making any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by the Urvan Group), (ii) making any private communication, proposal, suggestion or recommendation to the Company, regarding any matter, that would not be reasonably expected to trigger public disclosure obligations for any person, (iii) making any private communication with stockholders of the Company and others in a manner that does not otherwise violate this Section 4 or Section 5, (iv) tendering shares, receiving payment for shares, voting shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any transaction that has been approved by the Board, subject to the other terms of this Agreement, (v) exercising any registration or related rights pursuant to the Merger Transaction Agreements, (vi) responding to inbound inquiries it receives from a Third Party by directing such Third Party to contact a representative of the Company or refer to the Company’s publicly available disclosures, or (vii) with the Board’s prior written consent, privately introducing Third Parties to the Board or the Company’s officers. For the avoidance of doubt, nothing in this Section 4 shall be deemed to limit the exercise in good faith by any of the Urvan Group Directors (or any Replacement Director, as applicable) of such person’s fiduciary duties in such person’s capacity as a director of the Company.

5. Mutual Non-Disparagement. Prior to the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to make any public or private disparaging statement about the other party, the other party’s current or former directors in their capacity as such, the other party’s officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 5 shall not (a) apply to (i) any Legal Proceeding, compelled testimony or production of information, including whether by legal process, subpoena or as part of a response to a request for information from, or disclosure to, any governmental, judicial, arbitral, or regulatory authority with jurisdiction over the party from whom information is sought, (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, or (iii) any private communications between the Urvan Group and the Company or any private communications between the Urvan Group and its members; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

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6. Public Statements; SEC Filings.

(a) No later than one (1) Business Day following the date of this Agreement, the Company shall issue a mutually agreed press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor the Urvan Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. Neither the Company nor the Urvan Group shall make any public statement or speak to any member of the media regarding the Settlement Agreement in any manner that is inconsistent with the terms of the Settlement Agreement.

(b) No later than two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the Urvan Group with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any of the Urvan Group’s comments.

(c) No later than two (2) Business Days following the date of this Agreement, the Urvan Group shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Urvan Group shall provide the Company with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any of the Company’s comments.

7. Confidentiality.

(a) In the event that Mr. Urvan is no longer a director on the Board, and any of the Urvan Group Directors are still serving as directors on the Board, the Urvan Group acknowledges that such Urvan Group Directors shall not be permitted to share the Company’s confidential information with Mr. Urvan, the Urvan Group or its Representatives, without the Board’s prior written consent.

(b) For the avoidance of doubt, the parties acknowledge and agree that the obligations of the Urvan Group and the Urvan Group Directors under this Section 7 shall be in addition to, and not in lieu of, the Urvan Group Directors’ confidentiality obligations under Delaware law and the Governance Documents.

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8. Compliance with Securities Laws; Company Policies. The Urvan Group acknowledges that it understands its obligations under the U.S. securities laws. Subject to compliance with such laws, the Urvan Group and its Representatives shall in any event be free to trade or engage in such transactions during periods when the members of the Board are permitted to do so, and the Company shall notify the Urvan Group reasonably in advance when such “open window” trading periods begin and end. The Company acknowledges that none of the provisions herein shall in any way limit the activities of the Urvan Group or its Representatives in their respective ordinary course of businesses if such activities do not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the Urvan Group or its Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan.

9. Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10. Representations and Warranties.

(a) Each member of the Urvan Group represents and warrants that he or she has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by him or her, constitutes a valid and binding obligation and agreement of him or her and is enforceable against him or her in accordance with its terms. Each member of the Urvan Group represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Mr. Urvan represents and warrants that, as of the date of this Agreement, he beneficially owns an aggregate of 20,050,000 shares of Common Stock and has voting authority over such shares. Ms. Lokey represents and warrants that, as of the date of this Agreement, she beneficially owns an aggregate of 40,000 shares of Common Stock and has voting authority over such shares. Each of Mr. Urvan and Ms. Lokey represents and warrants that they own no Synthetic Equity Interests or any Short Interests in the Company.

(b) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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11. Termination.

(a) Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is the earlier of (i) the date that is thirty (30) calendar days prior to the earlier of (A) the deadline set forth in the notice requirements of Federal “Universal Proxy Rules” promulgated under Rule 14a-19(a) and Rule 14a-19(b) under the Exchange Act (the “UPR Deadline”) relating to the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and (B) any deadline that may be set forth in the Certificate of Incorporation or the Bylaws following the execution of this Agreement relating to the nomination of director candidates for election to the Board at the 2023 Annual Meeting, and (ii) ninety (90) calendar days prior to the first anniversary of the 2022 Annual Meeting (the effective date of such termination of this Agreement, the “Termination Date”); provided, however, that if the Company notifies Mr. Urvan in writing at least fifteen (15) calendar days prior to such Termination Date that the Board irrevocably offers to re-nominate the Urvan Group Directors for election at the 2023 Annual Meeting and Mr. Urvan accepts such offer within fifteen (15) calendar days of receipt of such notice, the Termination Date shall be automatically extended until the date that is the earlier of (i) the date that is thirty (30) calendar days prior to the earlier of (A) the UPR Deadline relating to the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and (B) any deadline that may be set forth in the Certificate of Incorporation or the Bylaws following execution of this Agreement relating to the nomination of director candidates for election to the Board at the 2024 Annual Meeting, and (ii) ninety (90) calendar days prior to the first anniversary of the 2023 Annual Meeting. Notwithstanding the foregoing, the Termination Date shall not occur prior to the date that is twenty (20) calendar days following the date of Mr. Urvan’s departure from the Board.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of the Urvan Group pursuant to Sections 1, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to the Urvan Group pursuant to Sections 1, 2, 5 or 11 or the representations and warranties in Sections 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach from the Urvan Group, or, if impossible to cure within ten (10) calendar days, the Company has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Urvan Group; and

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(ii) the obligations of the Company to the Urvan Group pursuant to Sections 1 and 5 shall terminate in the event that the Urvan Group materially breaches its obligations in Sections 1, 3, 4, 5 or 7 or the representations and warranties in Section 10(a) and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach, or, if impossible to cure within ten (10) calendar days, the Urvan Group has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Company.

(c) If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 11 and Sections 12 through 17 shall survive the termination of this Agreement.

12. Expenses. The Company shall reimburse the Urvan Group for documented out-of-pocket costs, fees and expenses (including attorneys’ fees and other legal expenses and expenses related to the engagement of other advisors and consultants) incurred by the Urvan Group in connection with its engagement with the Company, the negotiation and execution of this Agreement and related matters, in an amount not to exceed $500,000.

13. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: AMMO, Inc. 7681 E. Gray Road Scottsdale, AZ 85260 Attn: Tod Wagenhals, EVP and Secretary Email: tod@ammo-inc.com with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: Kai H.E. Liekefett

         Leonard Wood

Email: kliekefett@sidley.com

lwood@sidley.com

If to the Urvan Group: Steven F. Urvan 7491 N Federal Highway STE C5 PMB 379 Boca Raton, FL 33487 Email: steve@50x50.com with mandatory copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn: Steve Wolosky

          Meagan M. Reda

Email: swolosky@olshanlaw.com

           mreda@olshanlaw.com

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14. Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15. Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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16. Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Urvan Group, as applicable; provided, further, that, for purposes of this Agreement, the Urvan Group and the Company shall not be Affiliates or Associates of one another; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Bylaws” means the Bylaws of the Company, as amended from time to time; (f) the term “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation of the Company, as amended from time to time; (g) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (h) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (i) the term “Legal Proceeding” means any actual or threatened claim, charge, action, hearing, grievance, cause of action, complaint, demand, suit, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, investigation, originating application to a tribunal, or arbitration or other proceeding at law or in equity or order or ruling, of any nature, in each case whether civil, criminal, administrative, investigative or otherwise, and whether in contract, in tort or otherwise; (j) the term “Merger Transaction Agreements” means (i) the Agreement and Plan of Merger, by and among the Company, SpeedLight Group I, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Sub”), Gemini Direct Investments, LLC, a Nevada limited liability company (“Gemini”), and Mr. Urvan, whereby Sub merged with and into Gemini, with Sub surviving the merger as a wholly owned subsidiary of the Company, (ii) the Investor Rights Agreement, dated April 30, 2021, by and among the Company, Gemini, Sub and Mr. Urvan and (iii) the Pledge and Escrow Agreement, dated April 30, 2021, by and between the Company and Mr. Urvan; (k) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (l) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (m) the term “SEC” means the U.S. Securities and Exchange Commission; (n) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities (excluding, for the avoidance of doubt, customary margin accounts and the effects thereof); (o) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (p) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person, (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities, or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (q) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation”; (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

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17. Miscellaneous.

(a) This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for that certain letter agreement between the Company and Mr. Urvan dated as of the date hereof. For the avoidance of doubt, except as expressly provided herein, this Agreement has no effect on the parties’ respective rights and obligations pursuant to the Merger Transaction Agreements to the extent any such rights and obligations still exist.

(b) This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c) This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d) Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g) This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(i) The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

AMMO, INC.

By:	/s/ Fred Wagenhals
Name:	Fred Wagenhals
Title:	Chief Executive Officer

Signature Page to Settlement Agreement

STEVEN F. URVAN

By:	/s/ Steven F. Urvan

SUSAN T. LOKEY

By:	/s/ Susan T. Lokey

Signature Page to Settlement Agreement

Exhibit A

Form of Irrevocable Director Resignation Letter

November 3, 2022

Board of Directors

AMMO, Inc.

7681 E. Gray Road

Scottsdale, Arizona 85260

Re: Irrevocable Resignation

Ladies and Gentlemen,

This letter is delivered pursuant to Section 1(i) of the Settlement Agreement, dated as of November 3, 2022 (the “Agreement”), by and between AMMO, Inc. and the Urvan Group. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve, subject to the Board’s acceptance of this resignation, effective only upon the date on which the Urvan Group’s and its Affiliates’ aggregate Net Long Position falls below the Ownership Minimum Requirement.

This resignation is irrevocable and may not be withdrawn by me at any time.

Steven F. Urvan

Exhibit B

Form of Irrevocable Employee Resignation Letter

November 3, 2022

Fred Wagenhals

AMMO, Inc.

7681 E. Gray Road

Scottsdale, Arizona 85260

Re: Irrevocable Resignation

Dear Mr. Wagenhals,

This letter is delivered pursuant to Section 2(c)(ii) of the Settlement Agreement, dated as of November 3, 2022 (the “Agreement”), by and between AMMO, Inc. and the Urvan Group. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

I hereby resign from my position as an employee of the Company, effective upon the later of (A) the conclusion of the 2022 Annual Meeting and (B) December 31, 2022. This resignation is irrevocable and may not be withdrawn by me at any time.

[Name]

Exhibit C

Form of Press Release